Exhibit 99.1

Inventure Foods Announces Strategic Sale of its Frozen Division

Strategic and Financial Review to Increase Shareholder Value Remains Ongoing

PHOENIX, September 12, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today announced it has entered into a definitive asset purchase agreement for the sale of its frozen business including the Rader Farms® and Willamette Valley Fruit Company™ brands as well as certain assets, rights and properties related to its frozen fruits, vegetable blends, beverages, and frozen desserts business to Oregon Potato Company, for total cash consideration of $50.0 million. This strategic transaction is expected to be completed in September 2017 and represents an important step in Inventure Foods’ ongoing strategic and financial review process to maximize shareholder value.

“We are pleased to enter into an agreement for the sale of our frozen business,” commented Terry McDaniel, Chief Executive Officer of Inventure Foods.  “This is a significant second step under our strategic and financial business review. We intend to use the proceeds from the transaction to further reduce our debt and improve our overall financial flexibility in order to allow us to focus on continuing to grow our leading snack business as we finalize our strategic review.”

The proceeds from the transaction, net of transaction costs, will be used to repay in full the indebtedness under the Company’s revolving credit facility with Wells Fargo Bank, National Association and the other lenders, as well as to pay down indebtedness under its term loan facility with BSP Agency, LLC and the other lenders, as required under such credit facilities.

Frank Tiegs, President of Oregon Potato Company commented, “We look forward to completing the acquisition of the Rader Farms and Willamette Valley Fruit brands and believe they will be a strong complement to our existing potato, vegetable and fruit business.”

There can be no assurance that the Company’s ongoing strategic and financial review will result in any specific action, or any assurance as to its outcome or timing. The Company does not intend to comment further regarding the strategic and financial review until the Board of Directors approves a specific action or concludes its review.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, and Oregon, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

About Oregon Potato Company

Oregon Potato Company (OPC) is an innovative grower and processor of potatoes, vegetables and fruits. OPC is committed to innovation, quality, cost effectiveness and customer service. OPC’s plants span three states with operations in Washington, Oregon and Idaho. Each location is supported by locally owned farms. As a private grower, OPC offers complete focus, from farming through total processing. OPC is committed to innovation, quality and customer service and dedicated to sustainable agricultural practices. Our broad array of farming and processing technologies allow us to be the leader in Industrial, foodservice and private label retail markets. For further information about OPC, please visit www.oregonpotato.com.

Contact
Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the expected completion of the transaction with OPC, the Company’s intent to use the proceeds from the transaction with OPC to reduce its debt and improve its overall financial flexibility, the Company’s ability to focus on the final phase of its strategic review process, and the Company’s ability to complete a strategic alternative or transaction to increase shareholder value.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, ability to execute strategic initiatives, ability to continue as a going concern, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation,  product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.